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                                                                    EXHIBIT 99.4

                                 June 16, 1998


Covad Communications Group, Inc.
3560 Bassett Street
Santa Clara, California  95054

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have acted as counsel to Covad Communications Group, Inc., a Delaware corporation ("Covad") in connection with its Offer to Exchange its 13 1/2 % Senior Discount Notes due March 15, 2008, Series B which have been registered under the Securities Act for any and all outstanding 13 1/2 % Senior Discount Notes due March 15, 2008, Series A (the "Exchange"). The Exchange is described in the Registration Statement on Form S-4 (the "Registration Statement") of Covad.

     In connection with this opinion, we have examined and are familiar with the Exchange, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that the Exchange will occur on the terms set forth in, and will be consummated in the manner contemplated by, and in accordance with, the Registration Statement and other related documents and that all statements in such documents, are true, accurate and complete.

     Based upon and subject to the limitations contained herein and in the Registration Statement, the statements contained in the Registration Statement under the caption "United States Federal Income Tax Considerations," insofar as such statements constitute a summary of the United States federal tax laws referred to therein with respect to debt instruments, are accurate and fairly summarize the matters referred to therein in all material respects.

     This opinion merely represents our best judgment and is not binding on the Internal Revenue Service (the "IRS") or the courts. The IRS is not precluded from successfully asserting a contrary position. In addition, because this opinion is being delivered prior to the closing of the Exchange, it must be considered prospective and dependent on future events (including, without limitation, the due and effective execution of all relevant agreements, certificates and other documents). For example, there can be no assurance that changes in the law or its interpretation will not take place that could affect the United States Federal income tax consequences of the Exchange. Nevertheless, we undertake no responsibility to advise you of any new developments including, without limitation, changes in the application or interpretation of the United States Federal income tax law.
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Covad Communications Group, Inc.
June 16, 1998
Page 2


     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/ Glen Kohl
                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation